                                                                   Exhibit 99.1




                             [HANOVER DIRECT LOGO]
                             FOR IMMEDIATE RELEASE

CONTACT:          Hanover Direct, Inc                       The MWW Group
                  Edward M. Lambert                         Rich Tauberman

                  E.V.P & Chief Financial Officer           Tel: (201) 507-9500
                  Tel: (201) 272-3325


             Hanover Direct Announces that Jeffrey A. Sonnenfeld and
                 A. David Brown Join Expanded Board of Directors


EDGEWATER, NJ, July 29, 2003 - Hanover Direct, Inc. today announced that Jeffrey
A. Sonnenfeld, Associate Dean for Executive Programs at Yale University's School of Management, and A. David Brown, a managing director of executive recruiter Whitehead Mann, have joined the Company's recently expanded Board of Directors. "We are delighted to have two individuals of such irrefutable character and relevant experience joining our Board," said Tom Shull, Hanover Direct's Chairman and Chief Executive Officer. "Jeff is one of the nation's top experts in corporate governance and leadership and his experience should benefit Hanover Direct tremendously. David brings a wealth of retail experience and perspective that will greatly assist our management team."

In addition to his position at Yale University's School of Management, Mr. Sonnenefeld is the Founder, President & Chief Executive Officer of THE CHIEF EXECUTIVE LEADERSHIP INSTITUTE of Yale University. Previously, he was a professor at the Goizueta Business School of Emory University and, prior to that spent ten years as a professor at the Harvard Business School. His research, publications and consulting address issues of top leadership development, executive succession, and board governance.

Sonnenfeld received his AB, MBA, and DBA from Harvard University. He has been the recipient of the Irwin Award for Social Research in Industry; AT&T's Hawthorne Fellowship for Social Research in Industry; the John P. Whitehead Faculty Fellowship; and, on two occasions, Emory's "Outstanding Educator Award." Sonnenfeld has published five books and numerous articles in the areas of chief executive leadership; corporate governance; CEO succession; executive careers; and the management of corporate social performance. Currently, he serves as a director on the boards of The Street.com; CMD Services; Sacred Heart University (trustee) and the President's Advisory Council of the American Cancer Society.

A regular commentator on PBS's "Nightly Business Report," and NPR's "Marketplace," he is a frequently cited leadership expert appearing on CNBC, CNN, FoxNews, ABC, NBC, and CBS as well as in such publications as The New York Times; The Wall Street Journal; Business Week; Fortune; US News & World Report; Newsweek; The Financial Times; and The Economist.

David Brown joined Whitehead Mann after having served as Vice President of the Worldwide Retail/Fashion Specialty Practice at Korn/Ferry International. Previously, Brown served for 12 years as Senior Vice President for Human Resources at R.H.Macy & Co. He was responsible for human resources and labor relations for 50,000 employees in five U.S. divisions and 17 foreign buying offices around the world.

Mr. Brown received a B.S. degree from Monmouth College. He serves on the Boards of Zale Corporation and Selective Insurance Group, Inc. He is an active member of community and scholastic boards, including the Board of Trustees of Morristown Memorial Hospital, Drew University and the Jackie Robinson Foundation.

About Hanover Direct, Inc.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.